Exhibit 10.87c


                        AMENDMENT NO. 3 TO
              SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

              This Amendment No. 3 to the Supplemental Executive Retirement Plan, as amended by Amendments No. 1 and No. 2 (the "Plan") of Maxicare Health Plans, Inc., a Delaware corporation (the "Company") is hereby adopted effective as of April 16, 1999.


                         R E C I T A L S

              WHEREAS, the Company has entered into a Settlement and Release Agreement of even date herewith (the "Settlement Agreement") with Peter J. Ratican ("Ratican") whereunder the terms of that certain Amended and Restated Employment and Indemnification Agreement dated as of April 1, 1996, as amended by Amendment No. 1 thereto, dated February 11, 1997, Amendment No. 2 thereto, dated March 28, 1998, Amendment No. 3 thereto, dated May 8, 1998 and Amendment No. 4 thereto of even date herewith by and between the Company and Ratican (collectively, the "Employment Agreement") will terminate on June 30, 1999 (the "Termination Date");

              WHEREAS, in connection with the Settlement Agreement and this Amendment No. 3, the Company and Ratican have entered into Related Agreements as defined in the Settlement Agreement;

              WHEREAS, the Company wishes to amend the Plan to allow Ratican to continue to accrue rights and benefits under the Plan during the term of the Consulting Agreement; and

              NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the Company agrees as follows:

              1. The effectiveness of this Amendment No. 3 shall be conditioned upon (i) the occurrence of the "Effective Date" as such term is defined in the Settlement Agreement; (ii) delivery of the fully executed Settlement Agreement and Related Agreements; (iii) the Effective Date of the Consulting Agreement between the Company and Elwood I. Kleaver, Jr. ("Kleaver") pursuant to which Kleaver agrees to function as the Company's Chief Operating Officer ("COO"); and (iv) unanimous approval of this Amendment No. 3 by the Board provided, however, that if such approval is not unanimous, Ratican may elect to declare the Settlement Agreement and the Related Agreements null and void.

              2.  A new Section 9.09  shall  be  added  to the Plan as
follows:
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                  "9.09.  Peter J. Ratican Plan Benefits.

                  (a) Notwithstanding any Plan provisions to the contrary, Ratican will continue to accrue rights and benefits under the Plan as if he were employed as an Executive during the Term of the Consulting Agreement entered into between the Company and Ratican (the "Consulting Agreement"). If there is a Company Default as such term is defined in the Consulting Agreement of even date herewith entered into between the Company and Ratican, Ratican will continue to accrue rights and benefits under the Term of the Consulting Agreement as if he were employed and paid as an Executive. "Term" shall be defined as set forth in the Consulting Agreement.

                  (b)  Ratican's status  as an Executive under Section
1.14 may not be revoked by the Board of Directors or the Committee."

              3. Except as expressly set forth herein, all of the terms and conditions contained in the Plan shall remain in full force and effect and shall not be modified by the terms hereof.

              4. If this Amendment No. 3 does not become effective, the provisions of the Plan shall remain in full force and effect.

              IN WITNESS WHEREOF, the Company has executed this Amendment No. 3 to the Supplemental Executive Retirement Plan as of the 16 day of April, 1999.


                                MAXICARE HEALTH PLANS, INC.


                                By: /s/ Alan Bloom
                                Its: Secretary